UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 25, 2022

CYRUSONE INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2850 N. Harwood Street, Suite 2200

Dallas, TX 75201

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 350-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CONE	The NASDAQ Global Select Market
1.450% Senior Notes due 2027	CONE27	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on November 14, 2021, CyrusOne Inc., a Maryland corporation (“CyrusOne” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cavalry Parent L.P., a Delaware limited partnership (“Parent”), and Cavalry Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. On December 30, 2021, the Company filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement in connection with the Merger (as previously supplemented by the definitive additional proxy materials filed with the SEC on January 21, 2022, the “Proxy Statement”).

Following the filing of the Proxy Statement, on January 25, 2022, CyrusOne Management Services LLC (“CyrusOne LLC”), a subsidiary of the Company, and David H. Ferdman, the Company’s President and Chief Executive Officer on an interim basis, entered into an amendment (the “Amendment”) to that certain employment agreement, entered into by CyrusOne LLC and Mr. Ferdman on August 15, 2021 (the “Employment Agreement”), which was set to expire on January 29, 2022 (the “Amendment Effective Date”). The Amendment extends the term of the Employment Agreement through the earlier of (a) the date that is 90 days after the closing of the Merger and (b) January 29, 2023 (the “Extended Term End Date”), generally on the same terms and conditions as the Employment Agreement except as described below.

Under the Amendment, Mr. Ferdman’s target and maximum bonus amounts set forth in the Employment Agreement (the “Bonus”) will each be multiplied by two (from $1,000,000 to $2,000,000, and from $2,000,000 to $4,000,000, respectively) to reflect the fact that the bonus Mr. Ferdman will be eligible to receive will be for a period of up to one year (instead of six months under the Employment Agreement), provided that if the Extended Term End Date occurs prior to January 29, 2023, then the Bonus will be prorated. Mr. Ferdman will also receive a restricted stock award with respect to shares of the Company’s common stock with an aggregate grant date value of $4,000,000 (the “Extension Award”), generally vesting one-third on each of the first three anniversaries of the Amendment Effective Date. If Mr. Ferdman’s employment is terminated as a result of the expiration of the term, by the Company other than for cause or if Mr. Ferdman resigns for good reason, the Extension Award will immediately vest and, if Mr. Ferdman provides transition services through the Extended Term End Date, Mr. Ferdman will receive the Bonus, prorated to the date of termination.

The foregoing description of the terms of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 herewith and is incorporated by reference herein.

Item 8.01. Other Events

As a result of the entry into the Amendment, the Company has determined to voluntarily supplement the Proxy Statement as described in this Current Report on Form 8-K. These supplemental disclosures will not affect the merger consideration to be paid to CyrusOne stockholders in connection with the Merger or the timing of the special meeting of stockholders of the Company, which is scheduled to be held on February 1, 2022 at 9:30 a.m., Central Time (10:30 a.m., Eastern Time), in a virtual-only meeting format, at https://meetnow.global/MTUZUCT (the “Special Meeting”). The Board of Directors of CyrusOne continues to recommend that you vote “FOR” the proposal to approve the Merger in accordance with the terms of the Merger Agreement, the Merger Agreement and the other transactions contemplated by the Merger Agreement and “FOR” the other proposals being considered at the Special Meeting, including the proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the Merger.

Supplemental Disclosures to the Proxy Statement in Connection with the Amendment

The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. All page references are to the Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The disclosure in the section entitled “Treatment of Company Equity Awards” under the heading “The Merger”, beginning on page 59 of the Proxy Statement, is hereby amended by:

Amending and restating the first full paragraph on page 60 as follows (with new text underlined):

The following table sets forth the value of the Company equity awards held by each of the Company’s directors, executive officers and Former Executive Officers as of December 23, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement, and the cash amounts payable (on a pre-tax basis) in respect thereof in connection with the merger. The values in the table below have been determined assuming that (i) all Company equity awards are valued based on the merger consideration of $90.50 per share, (ii) all Company equity awards subject to performance criteria have such criteria satisfied at the maximum levels, (iii) the merger closes on June 30, 2022, which is the assumed closing date only for purposes of this compensation-related disclosure and (iv) the individuals included in the table below do not receive any additional grants of Company equity awards or forfeit any Company equity awards prior to June 30, 2022; however, such values do reflect the expected grant of the Extension Award (as defined below) to Mr. Ferdman and the expected vesting of Company equity awards prior to such date. The values below also do not reflect any awards that were accelerated and vested in accordance with the 280G mitigation actions described below. No director or executive officer holds Company stock options or Company restricted shares.

Amending and restating the table on page 60 as follows:

Name (1)	Company Restricted Shares (2)($)	Company RSUs (2)($)	LTIP Units (2)($)	Total ($)
Executive Officers
David Ferdman	4,000,000	-	-	4,000,000
Katherine Motlagh	-	-	2,994,374	2,994,374
John Hatem	-	-	3,293,476	3,293,476
Robert Jackson	-	1,964,574	2,694,638	4,659,212
Former Executive Officers(3)	-	7,056,014	2,555,901	9,611,915

Amending and restating footnote two to the table on page 60 as follows (with new text underlined):

(2)	In the case of Company equity awards subject to performance criteria, reflects achievement of such criteria at the maximum level. In the case of Mr. Ferdman, includes the Extension Award, which is expected to be granted on or prior to February 8, 2022.

Amending and restating the two paragraphs beginning on page 60 under the sub-heading “—Employment Agreement with Mr. Ferdman”, as follows (with new text underlined and deleted text marked with a strikethrough):

Mr. Ferdman is currently subject to an employment agreement, as amended, with a term that ends on the earlier to occur of (a) the date that is 90 days following the consummation of the merger and (b) January 29, 2023 ~~January 29, 2022~~ (the “Ferdman Term Date”) and that provides that, if his employment terminates at the Ferdman Term Date or is terminated without “Cause” or Mr. Ferdman resigns for “Good Reason” (each, as defined in Mr. Ferdman’s employment agreement) at any time, he will be eligible to receive, subject to Mr. Ferdman’s execution of a release of claims in favor of the Company, (i) full vesting of the equity award granted to him in connection with the extension of the term of his employment agreement, which award will be granted on or prior to February 8, 2022 and have a grant date value of $4,000,000 (the “Extension Award”) ~~his Company restricted share award granted to him in his capacity as an employee~~ and (ii) provided that Mr. Ferdman provides transition services to the Company through the Ferdman Term Date, an annual bonus, prorated to the date of termination ~~the base salary and annual bonus that Mr. Ferdman would have otherwise earned through the Ferdman Term Date if his employment had not terminated~~. In addition, if Mr. Ferdman’s employment is terminated for any other reason, other than for Cause, he will be entitled to a pro-rated portion of any annual bonus he would have otherwise earned through ~~the Ferdman Term Date~~ January 29, 2023 if his employment had not terminated.

Mr. Ferdman’s employment agreement does not provide for any enhanced payments or benefits in connection with a change in control of the Company such as the merger, but his previously granted Company restricted share award agreement provides that, in the event that any payment or benefit payable to Mr. Ferdman would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Mr. Ferdman will either receive all such payments and benefits in full or such payments and benefits will be reduced to the greatest amount that does not trigger the excise tax pursuant to Section 4999 of the Code, whichever results in the greater after-tax amount for Mr. Ferdman (a “280G best-net cutback”).

Amending and restating the second full paragraph on page 63 under the sub-heading “—Quantification of Payments and Benefits” as follows (with new text underlined):

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the merger is consummated on June 30, 2022, (ii) the per share merger consideration of $90.50, (iii) the named executive officers’ salary and target bonus amounts as in effect as of the date of this proxy statement, (iv) the number of unvested Company equity awards held by the named executive officers as of December 23, 2021 (in particular, the amounts below exclude awards that vested as a result of the 280G mitigation actions described above), the latest practicable date to determine such amounts before the filing of this proxy statement, less any awards expected to vest in the ordinary course prior to June 30, 2022, and assuming no additional grants or forfeitures of Company equity awards prior to June 30, 2022, other than the Extension Award, which will be granted to Mr. Ferdman on or prior to February 8, 2022, and is included in the estimated values below, and (v) an assumption that each named executive officer experiences a termination of employment immediately following the consummation of the merger under circumstances that entitle such named executive officer to receive severance (i.e., a termination without “Cause” or resignation for “Good Reason”). As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before consummation of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Amending and restating the table on page 63 as follows:

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites / Benefits ($)(4)	Total ($)
David Ferdman	4,838,356	4,000,000	-	8,838,356
Katherine Motlagh	2,759,485	2,994,374	26,099	5,779,958
John Hatem	3,033,537	3,293,476	24,464	6,351,477
Robert Jackson	2,784,993	4,659,212	25,689	7,469,894

Deleting the second to last sentence in footnote two to the table on page 63.

Amending and restating the table in footnote two to the table on page 63 as follows:

Name	Severance ($)	Pro-Rata Bonus ($)	Deal Retention Bonus ($)	Total ($)
David Ferdman	-	838,356	4,000,000	4,838,356
Katherine Motlagh	2,011,540	247,945	500,000	2,759,485
John Hatem	1,810,386	223,151	1,000,000	3,033,537
Robert Jackson	1,589,117	195,877	1,000,000	2,784,993

Amending and restating footnote three (including the table thereto) to the table on page 63 as follows (with new text underlined and deleted text marked with a strikethrough):

(3)	The amounts shown in this column represent the estimated aggregate value of the named executive officers’ unvested Company equity awards. As described in the sections entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards” and “The Merger—Treatment of Company Equity Awards,” at the effective time, each Company equity award will be canceled in exchange for the right to receive the merger consideration with respect to each share of common stock subject to the Company equity award, less the exercise price in the case of Company stock options, and with the number of shares of common stock subject to any awards subject to performance-criteria determined based on achievement of such criteria at the maximum level, with such amounts in respect of Company equity awards granted prior to the date of the merger agreement payable at the effective time. Such amounts in respect of Company equity awards granted after the date of the merger agreement will remain subject to any time-vesting criteria that applied to the applicable Company equity award, including with respect to any accelerated vesting terms upon a qualifying termination of employment. ~~As of the date of this proxy statement, all~~ All Company equity awards held by named executive officers other than Mr. Ferdman were granted prior to the date of the merger agreement and no awards are assumed to have been granted following the date of the merger agreement to any such executive officer, and therefore the amounts shown in this column for all executives other than Mr. Ferdman are “single-trigger” as such payments will be payable on the effective time regardless of whether or not the executive’s employment is terminated. In the case of Mr. Ferdman, since his Extension Award will be granted after the date of the merger agreement, it will convert as of the effective time into a cash-based award subject to the same vesting criteria, including accelerating upon a qualifying termination of employment, and is therefore a “double-trigger” payment. ~~No values are shown for Mr. Ferdman because, based on the assumptions above, all of his currently outstanding Company equity awards will vest in full prior to the date on which the effective time is assumed to occur.~~ A breakdown of the amounts shown above by award type is provided in the sections entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards”. Set forth below are the separate values for the Company equity awards subject to (i) time-based vesting conditions only and (ii) time- and performance-based vesting conditions.

Name	Time-Based Vesting ($)	Performance-Based Vesting ($)	Total ($)
David Ferdman	4,000,000	-	4,000,000
Katherine Motlagh	260,369	2,734,005	2,994,374
John Hatem	286,342	3,007,134	3,293,476
Robert Jackson	234,305	4,424,907	4,659,212

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, the Company has filed relevant materials with the SEC, including the Proxy Statement. The Company filed the Proxy Statement with the SEC on December 30, 2021 and mailed it to stockholders of the Company beginning on December 31, 2021. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND THE OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders are able to obtain free copies of the Proxy Statement and other documents containing important information about the Company, through the website maintained by the SEC at http://www.sec.gov or free of charge by directing a request to the Company’s Investor Relations Department at 972-350-0060 or investorrelations@cyrusone.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information about the directors and executive officers of the Company is set forth in the Proxy Statement, the Company’s proxy statement for its 2021 annual meeting of stockholders on Schedule 14A filed with the SEC on April 8, 2021, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 19, 2021.

Cautionary Statement Regarding Forward-Looking Statements

The information included herein, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.

In particular, statements pertaining to the Company’s capital resources, portfolio performance, financial condition and results of operations contain certain forward-looking statements. Likewise, all of the Company’s statements regarding anticipated growth in the Company’s funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the Company’s proposed merger with Parent may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Company or the expected benefits of the proposed merger or that the approval of the Company’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the ability of Parent to obtain debt financing in connection with the proposed merger; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require the Company to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the merger on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that shareholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability; (x) the potential widespread and highly uncertain impact of public health outbreaks, epidemics and pandemics, such as the COVID-19 pandemic; (xi) loss of key customers; (xii) indemnification and liability provisions as well as service level commitments in the Company’s contracts with customers imposing significant costs on the Company in the event of losses; (xiii) economic downturn, natural disaster or oversupply of data centers in the limited geographic areas that the Company serves; (xiv) risks related to the development of the Company’s properties including, without limitation, obtaining applicable permits, power and connectivity and the Company’s ability to successfully lease those properties; (xv) weakening in the fundamentals for data center real estate, including but not limited to, increased competition, falling market rents, decreases in or slowed growth of global data, e-commerce and demand for outsourcing of data storage and cloud-based applications; (xvi) loss of access to key third-party service providers and suppliers; (xvii) risks of loss of power or cooling which may interrupt the Company’s services to its customers; (xviii) inability to identify and complete acquisitions and operate acquired properties; (xix) the Company’s failure to obtain necessary outside financing on favorable terms, or at all; (xx) restrictions in the instruments governing the Company’s indebtedness; (xxi) risks related to environmental, social and governance matters; (xxii) unknown or contingent liabilities related to the Company’s acquisitions; (xxiii) significant competition in the Company’s industry; (xxiv) recent turnover, or the further loss of, any of the Company’s key personnel; (xxv) risks associated with real estate assets and the industry; (xxvi) failure to maintain the Company’s status as a real estate investment trust (“REIT”) or to comply with the highly technical and complex REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”); (xxvii) REIT distribution requirements could adversely affect the Company’s ability to execute its business plan; (xviii) insufficient cash available for distribution to stockholders; (xxix) future offerings of debt may adversely affect the market price of the Company’s common stock; (xxx) increases in market interest rates will increase the Company’s borrowing costs and may drive potential investors to seek higher dividend yields and reduce demand for the Company’s common stock; (xxxi) market price and volume of stock could be volatile; (xxxii) risks related to regulatory changes impacting the Company’s customers and demand for colocation space in particular geographies; (xxxiii) the Company’s international activities, including those conducted as a result of land acquisitions and with respect to leased land and buildings, are subject to special risks different from those faced by the Company in the United States; (xxxiv) the continuing uncertainty about the future relationship between the United Kingdom and the European Union following the United Kingdom’s withdrawal from the European Union; (xxxv) expanded and widened price increases in certain selective materials for data center development capital expenditures due to international trade negotiations; (xxxvi) a failure to comply with anti-corruption laws and regulations; (xxxvii) legislative or other actions relating to taxes; (xxxviii) any significant security breach or cyber-attack on the Company or its key partners or customers; (xxxix) the ongoing trade conflict between the United States and the People’s Republic of China; (xl) increased operating costs and capital expenditures at the Company’s facilities, including those resulting from higher utilization by the Company’s customers, general market conditions and inflation, exceeding revenue growth; and (xli) other factors affecting the real estate and technology industries generally.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the SEC. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We disclaim any obligation other than as required by law to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors or for new information, data or methods, future events or other changes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment to Employment Agreement, dated as of January 25, 2022, by and between David H. Ferdman and CyrusOne Management Services LLC.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: January 25, 2022	By:	/s/ Robert M. Jackson
Robert M. Jackson
Executive Vice President, General Counsel and Secretary